Exhibit 4.4

TRULIA, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS

AGREEMENT

May 8, 2008

TABLE OF CONTENTS

1. Registration Rights	2

1.1 Definitions	2

1.2 Request for Registration	3

1.3 Company Registration	5

1.4 Form S-3 Registration	6

1.5 Obligations of the Company	7

1.6 Information from Holder	9

1.7 Expenses of Registration	9

1.8 Delay of Registration	9

1.9 Indemnification	10

1.10 Reports Under the 1934 Act	12

1.11 Assignment of Registration Rights	13

1.12 Limitations on Subsequent Registration Rights	13

1.13 Market Stand-off Agreement	13

1.14 Termination of Registration Rights	14

2. Covenants	14

2.1 Delivery of Financial Statements	14

2.2 Inspection	15

2.3 Right of First Offer	16

2.4 IPO Participation Right	18

2.5 Expenses	18

2.6 Director and Officer Insurance	19

2.7 Board Committees; Executive Compensation and Related Party Transactions	19

2.8 Drag-Along Rights	19

2.9 Reserved	20

2.10 Termination of Covenants	20

3. Miscellaneous	21

3.1 Legend	21

3.2 Successors and Assigns	21

3.3 Governing Law	21

3.4 Counterparts	21

3.5 Titles and Subtitles	21

3.6 Notices	22

3.7 Entire Agreement; Amendments and Waivers	22

3.8 Waiver	23

3.9 Severability	23

3.10 Aggregation of Stock	23

3.11 Expenses	23

EXHIBIT A	Schedule of A Investors

EXHIBIT B	Schedule of Series B Investors

EXHIBIT C	Schedule of Series C Investors

EXHIBIT D	Schedule of Series D Investors

EXHIBIT E	Schedule of Common Holders

TRULIA, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS

AGREEMENT

This Third Amended and Restated Investor Rights Agreement (this “Agreement”) is made as of the 8th day of May, 2008, by and among Trulia, Inc., a Delaware corporation (the “Company”), and the holders of Series A Preferred Stock (the “Series A Preferred”) listed on Exhibit A (the “Series A Investors”), the holders of Series B Preferred Stock (the “Series B Preferred”) listed on Exhibit B (the “Series B Investors”), the holders of Series C Preferred Stock (the “Series C Preferred”) listed on Exhibit C (the “Series C Investors”), the holders of Series D Preferred Stock (the “Series D Preferred”) listed on Exhibit D (the “Series D Investors,” and together with the Series A Investors, the Series B Investors and the Series C investors the “Investors”) and the holders of Common Stock listed on Exhibit E hereto (the “Common Holders”).

RECITALS

WHEREAS, the Company, the Series A Investors, the Series B Investors, the Series C Investors and the Common Holders have entered into a Second Amended and Restated Investors Rights Agreement dated as of May 7, 2007 (the “Existing Investor Rights Agreement”) and desire to amend and restate the Existing Investor Rights Agreement in its entirety in accordance with Section 3.7 thereof;

WHEREAS, the Company and the Series D Investors intend to execute a Series D Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which the Series D Investors intend to purchase and the Company intends to sell shares of the Company’s Series D Preferred Stock (the “Series D Preferred”);

WHEREAS, the execution of this Agreement on or by the Closing (as defined in the Purchase Agreement) is a condition of the Company’s and the Investors’ mutual obligations at the Closing under the Purchase Agreement;

WHEREAS, in order to induce the Company’s Series A Investors, Series B Investors, Series C Investors and the Common Holders to approve the issuance of the Series D Preferred and to induce the Series D Investors to invest funds in the Company pursuant to the Purchase Agreement, the Company, the Series D Investors and the other parties thereto hereby agree that this Agreement shall govern the rights of the Investors and the Common Holders to cause the Company to register shares of Common Stock issuable or issued to them, the governance of the Company’s Board of Director committees as set forth in Section 2.7 below and certain other matters as set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Registration Rights

1.1 Definitions

For purposes of this Agreement:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Form S-3” means such form under the Act as in effect on the date hereof or any successor registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Holder” means any person owning of record or having the right to acquire Registrable Securities or any assignee of record thereof to whom registration rights are assigned in accordance with Section 1.11 hereof, provided, however, that the Common Holders shall not be deemed to be Holders for the purposes of Sections 1.2, 1.4, 1.12, 2 or 3.7 of this Agreement.

(d) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(e) The term “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(f) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, (ii) shares of Common Stock purchased by the Holders pursuant to that certain Founder Common Stock Sale Agreement dated May 7, 2007, (iii) any shares of Common Stock held by the Common Holders as of the date hereof or which may hereafter be acquired by the Common Holders from the Company, and (iv) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i), (ii) or (iii) above, provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his, her or its rights under this Agreement are not assigned, and provided, further, that the shares of Common Stock referenced in (iii) above (including shares issued as a dividend or other distribution with respect thereto) shall not be deemed Registrable Securities for the purposes of Sections 1.2, 1.4, 1.12, 2 and 3.7 of this Agreement. In addition, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, including sales made pursuant to Rule 144 promulgated under the Act, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale. The number of shares of Registrable Securities deemed to be outstanding at any given time shall be the sum of the number of shares of Common Stock outstanding that are Registrable Securities plus the number of shares of Common Stock issuable upon conversion of Preferred Stock or pursuant to then exercisable or convertible securities that are Registrable Securities hereunder.

(g) The term “SEC” shall mean the Securities and Exchange Commission.

1.2 Request for Registration

(a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (i) five (5) years after the date of this Agreement or (ii) six months after the effective date of the Initial Offering, a written request (the “Initial Request”) from the Holders of twenty percent (20%) or more of the Registrable Securities then outstanding or a lesser percentage if requesting registration of Registrable Securities with an anticipated aggregate offering price of at least $10,000,000 (the “Initiating Holders”), then the Company shall, within ten (10) days of the receipt of the Initial Request, give written notice of the Initial Request to all Holders, and subject to the limitations of this Section 1.2, use its commercially reasonable best efforts to file, within forty-five days, a registration statement under the Act covering the Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty days of the mailing of the Company’s notice pursuant to this Section 1.2(a), and to use its commercially reasonable best efforts to cause such registration statement to become effective within one hundred twenty days of the Initial Request.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by two-thirds (2/3) in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by two-thirds (2/3) in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders) or otherwise agreed to by the Holders participating in such underwriting, provided however that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration. If Holders of more than a majority of the Registrable Securities mutually requested for inclusion in the offering by the Initiating Holders are excluded from the offering pursuant to the foregoing mechanics, then such request for registration shall not count as one of the two (2) permitted demand registrations under this Section 1.2.

(c) The Company shall not be required to effect a registration pursuant to this Section 1.2:

(1) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(2) after the Company has effected two registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

(3) during the period starting with the date sixty days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty days following the effective date of, a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(4) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

(5) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve-month period, provided, however, that the Company shall not register any securities for the account of itself or any other stockholder during such ninety day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

1.3 Company Registration

(a) If the Company proposes to register (including for this purpose a registration initiated by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering for cash of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, notify each Holder in writing at least forty-five (45) days prior to such registration. Upon the written request of each Holder given within fifteen (15) days after delivery of such notice by the Company in accordance with Section 3.6, the Company shall, subject to the provisions of Section 1.3(c), cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

Each Holder’s written request shall state the number of Registrable Securities such Holder wishes to include in such registration statement. Holders that do not elect to participate in any registration and underwriting under this Section 1.3 shall nevertheless continue to have the right to include any Registrable Securities in subsequent registrations and underwritings to which this Section 1.3 is applicable.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c) Underwriting Requirements. The Company shall not be required to include in any registration and underwriting to which this Section 1.3 is applicable, the Registrable Securities of any Holder that fails to execute the underwriting agreement entered into between the Company and the underwriter or underwriters selected by it. In addition, the Company shall be required to include in the offering only that number of Registrable Securities that the underwriters determine in good faith will not jeopardize the success of the offering (the securities so included to be apportioned pro rata first among the selling Holders that are Investors and second among the selling Holders that are Common Holders, in each case according to the total amount of Registrable Securities entitled to be included therein by such group of selling Holders, but in no event shall (i) the amount of securities of the selling Holders that are Investors, included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case the selling Holders that are Investors, may be completely excluded if the underwriters make the determination described above and no other stockholder’s securities are included, or (ii) the number of shares of Registrable Securities of the selling Holders that are Investors, to be included in such underwriting, be reduced unless all other securities (other than those of the Company) are first entirely excluded from the underwriting. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership, limited liability company or corporation, the affiliated venture capital funds, partners, retired partners, members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned of record by all such related entities and individuals.

(d) No Demand Registration. Registration pursuant to this Section 1.3 shall not be deemed to be a request for registration as described in Section 1.2 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 1.3.

1.4 Form S-3 Registration

In case the Company shall receive from any Holder or the Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) use its commercially reasonable best efforts to effect, as soon as reasonably practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(1) if Form S-3 is not available for use by the Company with respect to such offering by the Holders;

(2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of not less than $1,000,000;

(3) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.4, provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered);

(4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 1.4; or

(5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance not already so qualified or consented.

(c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a). The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.4 for references to Section 1.2).

(d) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 1.4.

1.5 Obligations of the Company

Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of two-thirds (2/3) of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary or advisable to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above;

(c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its commercially reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions not already so qualified or consented;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange and/or quoted on each broker-dealer network on which similar securities issued by the Company are then listed and/or quoted;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(i) use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (x) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and (y) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.6 Information from Holder

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.7 Expenses of Registration

All expenses other than underwriting discounts, commissions and stock transfer taxes incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printer’s and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees of one special counsel for the selling Holders (not to exceed $25,000) shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of two-thirds (2/3) of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), unless (i) in the case of a registration requested under Section 1.2, the Holders of two-thirds (2/3) of the Registrable Securities agree to forfeit their right to one (1) demand registration pursuant to Section 1.2; (ii) at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2; and (iii) in the case of a registration request under Section 1.4, the holders of two-thirds (2/3) of the Registrable Securities agree that the withdrawn registration shall be counted as one (1) request for registration under Section 1.4(b)(4).

1.8 Delay of Registration

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification

In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors, members and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated thereunder, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary or final prospectus contained therein, and any amendments, supplements or exhibits thereto, or in any state “blue sky” filing required in connection therewith, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, provided, however, that the indemnity agreement contained in this Section l.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person, and provided further, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter or other aforementioned person, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter or other aforementioned person to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each selling Holder will severally but not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated thereunder, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration, and each such Holder will reimburse any person intended to be indemnified pursuant to this Section l.9(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, provided, however, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this Section l.9 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties, provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9 only to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations, provided, however, that no contribution from any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.9, shall exceed the proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10 Reports Under the 1934 Act

With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144 (or any successor rule promulgated under the Act “Rule 144”), at all times after the effective date of the initial public offering of the Company’s equity securities,

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the SEC, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11 Assignment of Registration Rights

The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a partner, limited partner or retired partner of a Holder that is a partnership, (ii) is a member or retired member of any Holder that is a limited liability company, (iii) is a spouse, domestic partner, sibling, lineal descendant or ancestor of a Holder (whether adoptive or natural), or any trust established for the benefit of a Holder or any spouse, domestic partner, sibling, lineal descendant or ancestor of a Holder (whether adoptive or natural), (iv) is an affiliate of the Holder, as that term is defined in Rule 405 of the Securities Act or (v) after such assignment or transfer, holds at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations) (or such lesser amount if the Holder is transferring all Registrable Securities held by the Holder), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 below, and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12 Limitations on Subsequent Registration Rights

From and after the date of this Agreement, the Company shall not, without the prior written consent of the Investors holding two-thirds (2/3) of the Registrable Securities held by the Investors, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder: (a) to include such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included, or (b) to demand registration of their securities, or (c) to exercise other registration rights that are pari passu or senior to those granted to the Holders hereunder.

1.13 Market Stand-off Agreement

Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred and eighty (180) days) following the effective date of the registration statement for such offering, if so required by the underwriters of such offering, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.14 Termination of Registration Rights

No Holder shall be entitled to exercise any right provided for in this Section 1 after the earliest of, (a) five (5) years following an initial public offering in which all Preferred Stock of the Company is automatically converted into shares of Common Stock under the Company’s Fourth Amended and Restated Certificate of Incorporation, as may be amended (the “Restated Certificate”), or (b) as to any Holder, such time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3) month period without registration in compliance with Rule 144 of the Act.

2. Covenants

The Company hereby covenants to each of the Investors as follows:

2.1 Delivery of Financial Statements

The Company shall deliver to each Investor or transferee who holds at least 500,000 shares of Common Stock on an as converted, as exercised basis, as adjusted for splits, dividends, combinations and other recapitalizations (a “Major Investor”):

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”) and commencing with the financial reports for the fiscal year end 2008, audited by the Company’s accounting firm;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, an unaudited statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, each of the foregoing income statement, statement of cash flows and balance sheet also to set forth in comparative form the budgeted amounts for such period and the corresponding figures for the period in the prior fiscal year, to be in reasonable detail and prepared in accordance with GAAP;

(c) within thirty days (30) of the end of each month, an unaudited income statement and statement of cash flows and an unaudited balance sheet for and as of the end of such month, in reasonable detail, each of the foregoing income statement, statement of cash flows and balance sheet also to set forth in comparative form the budgeted amounts for such period and the corresponding figures for the period in the prior fiscal year, to be in reasonable detail, prepared in accordance with GAAP;

(d) as soon as practicable, but in any event at least thirty (30) days prior to the end of each (A) fiscal year and (B) second fiscal quarter, a budget and business plan for the remainder of the fiscal year (which shall set forth the use of proceeds raised in the transactions under the Purchase Agreement), next fiscal year or semi-annual period, prepared on a monthly basis (including balance sheets, income statements and statements of cash flows for such months), which plan shall be acceptable to the Company’s Board of Directors, including a majority of the directors elected by the holders of Series A Preferred Stock and Series B Preferred stock (the “Preferred Directors”); provided that any material changes or deviations to the budget or the Company’s actions in executing the budget shall require the approval of the Board of Directors, including a majority of the Preferred Directors; and

(e) with respect to the financial statements called for in subsections (a), (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financial statements (i) were prepared accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and (ii) fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; provided that if no accounting professional knowledgeable of GAAP is employed by the Company then such certification shall be provided by the President of the Company certifying only as to (ii).

2.2 Inspection

The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its executive officers, all at such reasonable times as may be requested by the Major Investor, provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information if, in consultation with legal counsel, the Company determines that providing such access would compromise the Company’s rights with respect to such information, unless such Major Investor delivers a confidentiality and non-disclosure agreement in form and substance satisfactory to the Company’s legal counsel.

2.3 Right of First Offer

(a) Subject to the terms and conditions specified in this Section 2.3, if the Company proposes to issue Additional Shares of Common Stock (as defined below), it shall provide each Major Investor, with a written notice (the “Issuance Notice”) stating (i) its bona fide intention to offer such Additional Shares of Common Stock, (ii) the number of such Additional Shares of Common Stock to be offered, and (iii) the price and terms upon which it proposes to offer such Additional Shares of Common Stock. By written notification received by the Company, within fifteen (15) calendar days after receipt of the Issuance Notice, each Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Issuance Notice, up to that portion of such Additional Shares of Common Stock (such holder’s “Pro-Rata Portion”) that equals the proportion that the number of shares of Common Stock on an as converted as exercised basis then held by such Holder bears to the total number of shares of Common Stock of the Company then outstanding, including the Common Stock issuable upon conversion of all outstanding Preferred Stock, upon conversion of all other outstanding convertible securities, and upon exercise of all outstanding options (and assuming conversion of convertible securities issuable upon exercise of options), excluding authorized but unissued options.

(b) In the event that such Major Investor fails to give such notice within the prescribed period, or otherwise fails to purchase its Pro-Rata Portion of such Additional Shares of Common Stock the Company shall promptly inform in writing each Major Investor that has elected to purchase its full Pro-Rata Portion (a “Fully-Exercising Investor”) of any other Major Investor’s failure to do so. During the ten (10) day period commencing after the delivery of such supplemental notice, each Fully-Exercising Investor shall be entitled to obtain its Pro-Rata Portion of the Additional Shares of Common Stock not purchased by other Major Investors. For the purposes of this Section 2.3, Major Investor includes any managers, general partners and affiliates of a Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

(c) If all Additional Shares of Common Stock that Major Investors are entitled to purchase pursuant to Section 2.3(a) and (b) are not elected to be purchased as provided in Section 2.3(a) and (b) hereof, the Company may, during the forty five (45) day period following the expiration of the period provided in Section 2.3(a) or (b) hereof, as the case may be, offer the remaining unsubscribed portion of such Additional Shares of Common Stock to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Issuance Notice. If the Company does not enter into an agreement for the sale of the Additional Shares of Common Stock within such period, or if such agreement is not consummated within forty five (45) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Additional Shares of Common Stock shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) For purposes of this Section 2.3, the following definitions shall apply:

(i) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or deemed to be issued pursuant to Section 2.3(e) below) by the Company after the date of this Agreement, other than as follows:

(A) upon conversion of shares of the Company’s Preferred Stock;

(B) shares of the Company’s Common Stock, or Options to purchase Common Stock issued to officers, directors, employees of, consultants and service providers to the Company pursuant to plans or arrangements approved by the Board of Directors;

(C) as a dividend or other distribution on the Preferred Stock, or any other event for which adjustment is made pursuant to the Restated Certificate;

(D) upon the exercise or conversion of Options or Convertible Securities that were outstanding prior to the date of this Agreement;

(E) capital stock, or Options to purchase capital stock, issued to financial institutions, lenders or lessors in connection with bona fide commercial credit arrangements, equipment financings, commercial property leases, or similar transactions, the terms of which have been approved by a majority of the Board of Directors including a majority of the Preferred Directors;

(F) capital stock or Options to purchase capital stock issued in connection with bona fide acquisitions, mergers, strategic partnership transactions or similar transactions, the terms of which have been approved by a majority of the Board of Directors including a majority of the Preferred Directors;

(G) shares of capital stock issued or issuable in a public offering;

(H) Common Stock issued or deemed issued as a result of a decrease in the conversion price of any series of Preferred Stock resulting from the operation of the Restated Certificate;

(I) by way of dividend or other distributions on securities referred to in subsections (A) through (H) above.

(ii) “Convertible Securities” shall mean instruments of indebtedness or securities convertible into or exchangeable for Common Stock including without limitation, shares of the Company’s Preferred Stock.

(iii) “Options” shall mean rights, options or warrants to subscribe for,

purchase or otherwise acquire shares of the Company’s Common Stock or Convertible Securities.

(e) If the Company at any time after the date of this Agreement shall issue any Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance.

(f) The right of first offer in this Section 2.3 shall not be applicable with respect to any Major Investor with regard to any issue of Additional Shares of Common Stock, if (x) at the time of such issue of Additional Shares of Common Stock, such Major Investor is not an accredited investor, and (y) such issue of Additional Shares of Common Stock is otherwise being offered only to accredited investors.

(g) The rights provided in this Section 2.3 may not be assigned or transferred by any Major Investor; provided, however, that a Major Investor may assign or transfer such rights to an affiliate, general partner or manager of such Major Investor.

2.4 IPO Participation Right

In connection with the first public offering of the Company’s securities, the Company hereby covenants it shall uses its reasonable good faith efforts to have the managing underwriter offer Fayez Sarofim Investment Partnership No. 5, L.P. and/or its affiliates (“Sarofim”), Accel IX L.P. and/or its affiliates (“Accel”), Sequoia Capital XII, L.P. and/or its affiliates (“Sequoia”), Deep Fork Capital L.L.C. and/or its affiliates (“Deep Fork”) or their designees, within ten (10) business days of the filing of the registration statement with respect to such offering (which registration statement shall cover the securities to be offered to Sarofim, Accel, Sequoia and Deep Fork pursuant to this Section 2.4) up to ten percent (10%), in the aggregate, of the shares sold in such offering, to be allocated between them on a pro-rata basis in proportion to their respective ownership of Registrable Securities, provided that each of them shall have the right to any portion of the 10% not elected by the other, or as otherwise may be agreed upon by them. Notwithstanding any other provision in this Section 2.4, if the managing underwriter reasonably determines that marketing factors or applicable regulatory restrictions require a limitation of the number of shares being underwritten, the managing underwriter, may limit Sarofim’s, Accel’s, Sequoia’s and Deep Fork’s foregoing right, including a limitation which would exclude all such shares from such initial public offering, but only to the extent reasonably necessary.

2.5 Expenses

The Company shall pay the reasonable out-of-pocket expenses incurred by non-employee directors in connection with their attendance at Board of Directors meetings, meetings of the committees thereof or other Company-authorized business.

2.6 Director and Officer Insurance

The Company shall use its reasonable best efforts to maintain its director and officer liability insurance in a reasonable amount specified by a majority of the Board of Directors, including a majority of the Preferred Directors, but shall be no more than $3,000,000 and on such terms as are approved by a majority of the directors of the Company, including a majority of the Preferred Directors.

2.7 Board Committees; Executive Compensation and Related Party Transactions

Upon approval of a majority of the directors, including a majority of the Preferred Directors, the Company agrees to establish an Audit Committee, a Compensation Committee and Executive Committee, (the “Committees”) as soon as practicable in no event later than ninety (90) days after the date of such approval. Each Committee shall have at least two members, a majority of whom shall be independent. The Preferred Directors (as defined in the Restated Certificate) shall have the right to sit on each Committee, to the extent such Committee exits. All (a) compensation of executives of the Company (whether consisting of cash, equity or otherwise), (b) all capital stock, Options and Convertible Securities issuances that are compensatory in nature and (c) transactions of the Company with any founder, current or former officer, director or greater than 5% stockholder or any such person’s affiliates or family members, of the Company, including any amendment to any agreement with any such person in existence as of the date hereof, shall require the approval of the Compensation Committee (which shall mean the affirmative approval of a majority of its members including at least two members), and if there is no such Committee, then by the disinterested/independent directors of the Board of Directors and the Preferred Directors. For the purposes of this Section 2.7, independent director shall mean any director not a Common Director (as defined in the Restated Certificate).

2.8 Drag-Along Rights

(a) Anything contained herein to the contrary notwithstanding, if at any time (1) the Board of Directors, (2) the holders of two-thirds (2/3) of the outstanding shares of Preferred Stock and (3) the holders of seventy-five percent (75%) of the outstanding shares of Common Stock, each voting as a separate class, shall approve a bona fide proposal from a third party with respect to a sale of the Company whether by merger, asset or stock sale or otherwise, for a specified price payable in cash or otherwise and on specified terms and conditions (a “Sale Proposal”), then the Company shall deliver a notice (a “Required Sale Notice”) with respect to such Sale Proposal to all Investors and to the Common Holders (together, the “Stockholders”) stating that the Company proposes to effect the Sale Proposal and providing the identity of the persons involved in such Sale Proposal and the terms thereof. Each such Stockholder and each Stockholder’s transferee, upon receipt of a Required Sale Notice, shall be obligated, which obligation shall be enforceable by the Company, to sell its stock and participate in the transaction (a “Required Sale”) contemplated by the Sale Proposal, vote its shares of stock in favor of such Sale Proposal at any meeting of stockholders called to vote on or approve such Sale Proposal and otherwise to take all necessary action to cause the Company and the Stockholders to consummate such Required Sale. Any such Required Sale Notice may be rescinded by the Company by delivering written notice thereof to all the Stockholders.

(b) The obligations of the Stockholders pursuant to this Section 2.8 are subject to the satisfaction of the following conditions:

(1) no Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Required Sale and no Stockholder shall be obliged to pay more than such Stockholder’s pro rata share (based upon the amount of consideration received) of reasonable expenses incurred in connection with a consummated Required Sale to the extent such costs are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the acquiring party (costs incurred by or on behalf of a Stockholder for such Stockholder’s sole benefit will not be considered costs of the transaction hereunder), provided that a Stockholder’s liability for such expenses shall be capped at the total purchase price received by such Stockholder for such Stockholder’s shares of stock (including the exercise price thereof);

(2) in the event that the Stockholders are required to provide any representations or indemnities in connection with the Required Sale (other than representations and indemnities concerning each Stockholder’s valid ownership of such Stockholder’s shares of stock, free of all liens and encumbrances (other than those arising under applicable securities laws), and each Stockholder’s authority, power, and right to enter into and consummate such purchase or merger agreement without violating any other agreement), then each Stockholder shall not be liable for more than such Stockholder’s pro rata share (based upon the amount of consideration received) of any liability for misrepresentation or indemnity and such liability shall not exceed the total purchase price received by such Stockholder for such Stockholder’s shares of stock (including the exercise price thereof); and

(3) the total purchase price received by the preferred stockholder shall equal or exceed their respective liquidation preference plus all declared but unpaid dividends on such shares as set forth in Section 2(a) of Article IV of the Restated Articles.

2.9 Reserved

2.10 Termination of Covenants

The covenants set forth in Section 2 shall terminate and be of no further force or effect (i) upon the consummation of a public offering of securities by the Company in which all Preferred Stock then outstanding automatically converts into Common Stock under the terms of the Restated Certificate, or (ii) for purposes of Sections 2.1 and 2.2 only, at such time as the Company becomes subject to the reporting provisions of the 1934 Act.

3. Miscellaneous

3.1 Legend

Each certificate evidencing any of the Registrable Securities shall bear a legend substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND AMONG THE COMPANY, THE HOLDER HEREOF AND CERTAIN OTHER HOLDERS OF THE COMPANY’S SECURITIES, AND MAY NOT BE SOLD, TRANSFERRED OR ENCUMBERED EXCEPT IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY AND WILL BE FURNISHED TO THE HOLDER OF THIS CERTIFICATE UPON REQUEST AND WITHOUT CHARGE.”

3.2 Successors and Assigns

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.3 Governing Law

This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by and construed under the laws of the State of California, as applied to agreements among California residents entered into and to be performed entirely within California without giving effect to principles of conflicts of law thereof.

3.4 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

3.5 Titles and Subtitles

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.6 Notices

Unless otherwise provided, any notice under this Agreement shall be given in writing and shall be deemed effectively delivered (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by facsimile by the party to be notified, (c) one (1) business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d), or (d) three (3) days after deposit with the United States Postal Service, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party on the exhibits hereto, or at such other address as such party may designate by written notice to the other party given in the foregoing manner.

3.7 Entire Agreement; Amendments and Waivers

This Agreement (including the exhibits hereto) and the documents referred to herein constitute the full and entire understanding and agreement among the parties hereto with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants, except as specifically set forth herein or therein. Without limiting the foregoing, this Agreement amends and restates the Existing Investor Rights Agreement in its entirety and all of the terms of the Existing Investor Rights Agreement are superseded by the terms of this Agreement and are of no further force and effect. Any term of this Agreement (other than Sections 2.1, 2.2 and 2.3) may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of two-thirds (2/3) of the Registrable Securities, provided, however, that in the event that such amendment or waiver adversely affects the obligations or rights of the Common Holders in a different manner than the other Holders, such amendment or waiver shall also require the written consent of the holders of a majority of Common Stock held by the Common Holders. Notwithstanding the foregoing, the amendment of this Agreement to include additional parties as Investors or Common Holders, or additional shares as Registrable Securities, whether pursuant to the Purchase Agreement or any future transaction or agreement, shall not require the separate consent of the Common Holders. Sections 2.1, 2.2 and 2.3 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Major Investors holding two-thirds (2/3) of the Registrable Securities held by all such Major Investors. Notwithstanding anything to the contrary provided for herein, (i) no amendment and/or waiver that would adversely affect a Series D Investor in a manner differently than other Investors (other than an effect based on such Investor’s pro rata holdings) may be made without the written consent of the Company and such Series D Investor and (ii) no amendment and/or waiver that would adversely affect the Investors holding Series D Preferred Stock in a manner differently than the Investors holding any other series of Preferred Stock (other than an effect based on such Investors’ respective pro rata holdings) may be made without the written consent of the Company and the Investors holding at least a majority of the shares of Series D Preferred then held by the Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Registrable Securities, each future Holder of any Registrable Securities and the Company.

3.8 Waiver

Each of the Series A Investors, Series B Investors, and Series C Investors hereby waives any right of notice or pro-rata rights with respect to the sale of the Series D Preferred Stock pursuant to the terms of the Purchase Agreement, to which the Investor may be entitled pursuant to the Existing Investor Rights Agreement, except to the extent participating under the Purchase Agreement. Such waiver shall be binding upon all parties to the Existing Investor Rights Agreement.

3.9 Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.10 Aggregation of Stock

All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.11 Expenses

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

TRULIA, INC.

/s/ Peter Flint
Peter Flint, CEO

SIGNATURE PAGE TO TRULIA, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

DEEP FORK CAPITAL L.L.C., a Delaware limited liability company

By:	/s/ Aubrey K. McClendon
Aubrey K. McClendon,
Manager

Address:	3000 Sand Hill Road, Bldg. 2, Suite 120 Menlo Park, CA 94025

Telephone:

Facsimile No.:

E-mail Address:

SIGNATURE PAGE TO TRULIA, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

QCP FUND A

By:	/s/ Frank P. Quatronne

Frank P. Quatronne Title: Chairman, Qatalyst Partners LLC, the General Partner of QCP Fund A

Address:	3 Embarcadero Center, Sixth Floor San Francisco, CA 94111
Telephone: Facsimile No: Email Address:

SIGNATURE PAGE TO TRULIA, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

SEQUOIA CAPITAL XII SEQUOIA TECHNOLOGY PARTNERS XII SEQUOIA CAPITAL XII PRINCIPALS FUND

By:	SC XII Management, LLC
A Delaware Limited Liability Company
General Partner of Each

By:	/s/ Brian Schreier
Managing Member

Address:	3000 Sand Hill Road Building 4, Suite 180 Menlo Park, CA 94025 Attn: Sameer Gandhi

Telephone: Facsimile No.: E-mail Address:

SIGNATURE PAGE TO TRULIA, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

ACCEL IX L.P.

By:	Accel IX Associates L.L.C.
Its:	General Partner

By.	/s/ Rich Zamboldi
Attorney in Fact

ACCEL IX STRATEGIC PARTNERS L.P.

By:	Accel IX Associated L.L.C.
Its:	General Partner

By:	/s/ Rich Zamboldi
Attorney in Fact

ACCEL INVESTORS 2005 L.L.C.

By:	/s/ Rich Zamboldi
Attorney in Fact

Address:	428 University Avenue Palo Alto, CA 94301
	Attn:	Theresia Gouw Ranzetta Rich Zamboldi

Telephone: Facsimile No.:
E-mail Address:

SIGNATURE PAGE TO TRULIA, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

FAYEZ SAROFIM INVESTMENT PARTNERSHIP NO. 5, L.P.

By: FSJ No. 2 Corporation
Its: Managing General Partner

By:	/s/ Raye G. White
Raye G. White
Executive Vice President

Address:	Two Houston Center Suite 2907 Houston, TX 77010 Attn: David Pesikoff

Telephone: Facsimile No.:

SIGNATURE PAGE TO TRULIA, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement us of the date first above written.

COMMON HOLDERS:

PETER FLINT

/s/ Peter Flint

SAMI MARKUS INKINEN

SIGNATURE PAGE TO TRULIA, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date fiat above written.

COMMON HOLDERS:

PETER FLINT

SAMI MARKUS INKINEN

/s/ Sami Markus Inkinen

SIGNATURE PAGE TO TRULIA, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

EXHIBIT A

SCHEDULE OF SERIES A INVESTORS

Name and Address

Fayez Sarofim Investment Partnership #5, LP	Ronald & Gayle Conway
as Trustees of the Conway Family
1811 Family Partnership, Ltd.	Trust dated 9/25/96

Kathryn L. E. Rabinow Trust	Claudio Chiuchiarelli

Waldorf Volpi Partnership	The Gary and Loretta Durbin Trust

Gregory L. Waldorf	David & Sarah Hehman

Holdstein Revocable Trust	Thorner Ventures

Howard & Harriet Love Living Trust of 11/94	TWB Investment Partnership II, L.P.

Kevin E. Hartz	Andrew K. Boszhardt, Jr.

EXHIBIT B

SCHEDULE OF SERIES B INVESTORS

Name and Address

Accel IX L.P.	Fayez Sarofim Investment Partnership #5, LP

Accel IX Strategic Partners L.P.	1811 Family Partnership, Ltd.

Accel Investors 2005 L.L.C.	Kathryn L. E. Rabinow Trust

Holdstein Revocable Trust	Waldorf Volpi Partnership

Thorner Ventures	Gregory L. Waldorf

James Gutierrez	The Board of Trustees of the Leland Stanford
Junior University (DAPER I)

EXHIBIT C

SCHEDULE OF SERIES C INVESTORS

Name and Address

Sequoia Capital XII, L.P.	Accel IX L.P.

Accel IX Strategic Partners L.P.	Accel Investors 2005 L.L.C.

Fayez Sarofim Investment Partnership #5, LP

EXHIBIT D

SCHEDULE OF SERIES D INVESTORS

Name and Address

Deep Fork Capital L.L.C.	QCP Fund A

Sequoia Capital XII, L.P.	Accel IX L.P.

Accel IX Strategic Partners L.P.	Accel Investors 2005 L.L.C.

Fayez Sarofim Investment Partnership #5, LP

EXHIBIT E

SCHEDULE OF COMMON HOLDERS

Name	Number of Common Shares

Peter Flint	2,666,404

Sami Markus Inkinen	2,082,810

Total:	4,749,214